SCHEDULE 14A INFORMATION

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Instructure, Inc.

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INSTRUCTURE, INC.

6330 South 3000 East, Suite 700

Salt Lake City, UT 84121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 25, 2016

Dear Instructure Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Instructure, Inc., a Delaware corporation (the “Company”). The meeting will be held on Wednesday May 25, 2016 at 10:00 a.m. local time at the Company’s executive offices located at 6330 South 3000 East, Suite 700, Salt Lake City, UT, 84121 for the following purposes:

1.	To elect the seven nominees for director named herein to the Board of Directors to hold office until the next Annual Meeting and their successors are duly elected and qualified.

2.	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2016.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy statement accompanying this Notice.

The record date for the Annual Meeting is March 29, 2016. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Matthew A. Kaminer

Senior Vice President, General Counsel and Secretary

Salt Lake City, UT

April 8, 2016

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy mailed to you, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

INSTRUCTURE, INC.

6330 South 3000 East, Suite 700

Salt Lake City, UT 84121

PROXY STATEMENT

FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 25, 2016

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors of Instructure, Inc. (the “Company,” “Instructure” “we,” us” or “our”) is soliciting your proxy to vote at the 2016 Annual Meeting of Stockholders (the “Annual Meeting”), including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about April 8, 2016 to all stockholders of record entitled to vote at the Annual Meeting.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, on or after April 18, 2016.

How do I attend the Annual Meeting?

The meeting will be held on Wednesday May 25, 2016 at 10:00 a.m. local time at the Company’s executive offices located at 6330 South 3000 East, Suite 700, Salt Lake City, UT, 84121. For directions to the Company’s executive offices, please call us at (800) 203-6755. Information on how to vote in person at the Annual Meeting is discussed below.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on March 29, 2016 will be entitled to vote at the Annual Meeting. On this record date, there were 27,410,109 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on March 29, 2016 your shares were registered directly in your name with Instructure’s transfer agent, Computershare Trust Company N.A., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

1.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on March 29, 2016 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of seven directors; and

•	Ratification of selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2016.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	To vote over the telephone, dial toll-free 1-800-652-VOTE (8683) using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m., Eastern Daylight Time on May 24, 2016 to be counted.

•	To vote through the internet, go to http://www.edocumentview.com/INST to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice.

2.

Your internet vote must be received by 11:59 p.m. Eastern Daylight Time on May 24, 2016 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Internet proxy voting will be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of March 29, 2016.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or in person at the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (“NYSE”) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Ratification of the selection of auditors is considered a “routine” matter. Accordingly, your broker or nominee may not vote your shares on Proposal 1 without your instructions, but may vote your shares on Proposal 2 even in the absence of your instructions.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of each nominee for director, and “For” the ratification of the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2016. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

3.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to Instructure’s Secretary at 6330 South 3000 East, Suite 700, Salt Lake City, UT 84121.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 4, 2016, to our Corporate Secretary at 6330 South 3000 East, Suite 700, Salt Lake City, UT 84121, and must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided, however, that if our 2017 Annual Meeting of Stockholders is held before April 25, 2017 or after June 24, 2017, then the deadline is a reasonable amount of time prior to the date we begin to print and mail our proxy statement for the 2017 Annual Meeting of Stockholders. If you wish to submit a proposal (including a director nomination) at the 2017 Annual Meeting of Stockholders that is not to be included in next year’s proxy materials, the proposal must be received by our Corporate Secretary not later than the close of business on February 24, 2017 nor earlier than the close of business on January 25, 2017; provided, however, that if our 2017 Annual Meeting of Stockholders is held before April 25, 2017 or after June 24, 2017, then the proposal must be received no earlier than the close of business on the 120th day prior to such meeting and not later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

4.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; and, with respect to the proposal to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm, votes “For,” “Against” and abstentions.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

For the election of directors, the seven nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” or “Withhold” will affect the outcome.

To be approved, Proposal No. 2, ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016, must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect, however, Proposal No. 2 is considered a routine matter, and therefore no broker non-votes are expected to exist in connection with Proposal No. 2.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the voting power of the outstanding shares of stock entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 27,410,109 shares outstanding and entitled to vote.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of the voting power of the outstanding shares of stock entitled to vote present at the meeting in person or represented by proxy may adjourn the Annual Meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amended Form 8-K to publish the final results.

5.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Instructure’s Board of Directors currently consists of nine directors. There are seven nominees for director this year. At the Annual Meeting, the authorized size of our Board of Directors will be reduced to seven members. Each director to be elected and qualified will hold office until the next Annual Meeting of stockholders and until his or her successor is elected, or, if sooner, until the director’s death, resignation or removal. Each of the nominees listed below is currently a director of the Company who was previously appointed to the Board of Directors prior to our initial public offering by the then current members of the Board of Directors to fill a vacant seat. It is the Company’s policy to invite nominees for directors to attend the Annual Meeting. Because we completed our initial public offering in November 2015, we did not hold an Annual Meeting of Stockholders in 2015. Two of our current directors, Mr. Efstratis and Mr. Whitmer, have not been nominated to stand for reelection.

Directors are elected by a plurality of the votes of the holders of shares of common stock present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the seven nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the seven nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by Instructure. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.

NOMINEES

The following is a brief biography of each nominee for director and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the Nominating and Corporate Governance Committee to recommend that person as a nominee for director, as of the date of this proxy statement.

The Nominating and Corporate Governance Committee seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct the Company’s business. To that end, the Committee has identified and evaluated nominees in the broader context of the Board of Directors’ overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Committee views as critical to effective functioning of the Board of Directors. The brief biographies below include information, as of March 31, 2016, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the Committee to believe that that nominee should continue to serve on the Board of Directors. However, each of the members of the Committee may have a variety of reasons why he or she believes a particular person would be an appropriate nominee for the Board of Directors, and these views may differ from the views of other members.

Name	Age	Position(s)
Joshua L. Coates	42	Chief Executive Officer and Director
Steven A. Collins	51	Director
William M. Conroy	56	Director
Byron B. Deeter	41	Director
Ellen Levy	46	Director
Adam D. Marcus	40	Director
Lloyd G. Waterhouse	64	Director

Joshua L. Coates has served as our Chief Executive Officer since October 2010 and as a member of our Board of Directors since January 2010. From 2007 to 2009, Mr. Coates served as Chief Technology Officer of the

6.

advanced development group at EMC Corporation, a provider of online information backup and recovery services. In 2005, Mr. Coates founded Berkeley Data Systems, which operated mozy.com, an online storage company, where he served as Founder and Chief Executive Officer until it was acquired by EMC in 2007. In 1999, Mr. Coates founded Scale Eight, a software company, where he served as Founder, Chief Technology Officer and member of the board of directors. Mr. Coates holds a B.S. in computer science from University of California, Berkeley.

The Nominating and Corporate Governance Committee believes that Mr. Coates is qualified to serve on our Board of Directors due to his extensive knowledge of our company and his extensive background in the software industry.

Steven A. Collins has served as a member of our Board of Directors since May 2014. From 2011 to February 2014, Mr. Collins served as the Executive Vice President and Chief Financial Officer of ExactTarget Inc., a cross-channel digital marketing company. From 2003 to 2011, Mr. Collins was with NAVTEQ Corporation, a digital mapping company, and served as the Vice President of Finance and the Senior Vice President of Finance & Accounting prior to being named Chief Financial Officer. Mr. Collins currently serves on the board of directors of Shopify, Inc. Mr. Collins holds a B.S. in industrial engineering from Iowa State University and an M.B.A. from the Wharton School of the University of Pennsylvania. Mr. Collins is a Certified Public Accountant.

The Nominating and Corporate Governance Committee believes that Mr. Collins is qualified to serve on our Board of Directors due to his software industry experience, including his experience in finance.

William M. Conroy has served as a member of our Board of Directors since May 2013. Since March 2011, Mr. Conroy has served as President of Conroy Advisors, LLC, a consulting company. From March 2010 to March 2011, he served as Solutions Executive in the information management organization of IBM. From 2002 to 2010, Mr. Conroy served as President, Chief Executive Officer and a member of the board of directors of Initiate Systems, Inc., a software company, until it was acquired by IBM in 2010. From 2001 to 2002, he served as President and Chief Operating Officer of Click Commerce, Inc., a research solutions company. From 2000 to 2001, he served as a Partner with Insight Capital Group, a global private equity firm. From 1997 to 2000, Mr. Conroy served as Executive Vice President and Chief Operating Officer of TenFold Corporation, a software company. Prior to joining TenFold, he served in various capacities at Oracle Corporation, most recently as group vice president. Mr. Conroy holds a B.S. in business administration from Bowling Green State University.

The Nominating and Corporate Governance Committee believes that Mr. Conroy is qualified to serve on our Board of Directors due to consulting and investment experience and his service on the boards of directors of other companies in the information technology industry.

Byron B. Deeter has served as a member of our Board of Directors since May 2013. Mr. Deeter is a Partner of Bessemer Venture Partners, a venture capital firm, where he has held various positions since he joined the firm in 2005, and is presently a member of the firm’s management company. From 2004 to 2005, he was a director at IBM. Mr. Deeter held various positions in Trigo Technologies, Inc., a product information management software company, including President and Chief Executive Officer from January 2000 to November 2000 and Vice President Business Development from November 2000 to April 2004. From 1998 to 2000, Mr. Deeter worked as an Associate with TA Associates, a private equity firm, and from 1996 to 1998, as an Analyst at McKinsey & Company. Mr. Deeter served on the board of directors of Eloqua, Inc. from 2007 to 2013, until Eloqua was acquired by Oracle, on the board of directors of Cornerstone OnDemand, Inc. from 2007 to July 2014 and on the board of directors of Criteo S.A. from April 2010 to January 2014. Mr. Deeter holds a B.A. in political economies of industrial societies from the University of California, Berkeley.

The Nominating and Corporate Governance Committee believes that Mr. Deeter is qualified to serve on our Board of Directors due to his experience with SaaS and marketing companies.

7.

Ellen Levy has served as a member of our Board of Directors since August 2015. Since April 2012, Dr. Levy has served as Managing Director of Silicon Valley Connect, LLC, a management consulting company. From 2008 to April 2012, Dr. Levy served in various roles at LinkedIn Corporation, a professional social networking internet service, serving most recently as Vice President Strategic Initiatives since March 2010. Dr. Levy holds a B.A. from the University of Michigan and an M.A. and Ph.D. in cognitive psychology from Stanford University.

The Nominating and Corporate Governance Committee believes that Dr. Levy is qualified to serve on our Board of Directors due to her experience working with software and other technology companies.

Adam D. Marcus has served as a member of our Board of Directors since January 2014. Mr. Marcus is a Managing Partner at OpenView Investments, LLC, dba OpenView Venture Partners, a venture capital firm, where he has held various positions since he joined the firm in 2009. From 2005 to 2009, he served as an Associate and Senior Associate at Battery Ventures, a venture capital firm. From 2003 to 2005, Mr. Marcus led corporate development for the Boston Celtics. Mr. Marcus holds a B.S. in psychology and Spanish from Franklin and Marshall College and an M.B.A. from the Tuck School of Business at Dartmouth College.

The Nominating and Corporate Governance Committee believes that Mr. Marcus is qualified to serve on our Board of Directors due to his investment experience in the information technology industry and his experience with SaaS and marketing companies.

Lloyd G. Waterhouse has served as a member of our Board of Directors since August 2015. From June 2012 to April 2014, Mr. Waterhouse served as the Chief Executive Officer of McGraw-Hill Education, a division of The McGraw-Hill Companies, Inc., a content and analytics provider. From 2006 to December 2007, Mr. Waterhouse served as Chief Executive Officer and President of Harcourt Education Group, a global education company, and served as an independent director and consultant from August 2004 to September 2006. From 2001 to 2004, he served as Chief Executive Officer and Chairman of Reynolds and Reynolds Co., a leading provider of integrated solutions to automotive retailers. Since May 2010, Mr. Waterhouse has served on the board of directors of SolarWinds, Inc., and from April 2009 to June 2012, served on the board of directors of ITT Educational Services, Inc. Mr. Waterhouse holds a B.S. in finance from Pennsylvania State University and an M.B.A. from Youngstown State University.

The Nominating and Corporate Governance Committee believes that Mr. Waterhouse is qualified to serve on our Board of Directors due to his experience as a senior executive, particularly within the education industry, and as a director of publicly traded companies.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

8.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the NYSE listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board of Directors consults with the Company’s counsel to ensure that the Board of Director’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NYSE, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board of Directors has affirmatively determined that the following seven directors are independent directors within the meaning of the applicable NYSE listing standards: Messers. Collins, Conroy, Deeter, Efstratis (who is not standing for reelection), Marcus, Waterhouse and Dr. Levy. In making this determination, the Board of Directors found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company. The Board of Directors also considered Mr. Conroy’s consulting relationship with Instructure in making the determination that Mr. Conroy is independent. Mr. Coates, our Chief Executive Officer, by virtue of his current employment with Instructure, and Mr. Whitmer (who is not standing for reelection), by virtue of his prior employment with Instructure, are not independent directors.

BOARD LEADERSHIP STRUCTURE

In accordance with our Corporate Governance Guidelines, a copy of which is posted on our website at https://ir.instructure.com/investors/governance/default.aspx, our Board of Directors does not have a policy as to whether the positions Chairman of the Board and Chief Executive Officer should be separate. Our Board of Directors believes that it should have the flexibility to make this determination as circumstances require and in a manner that it believes is best to provide appropriate leadership for the Company. The Board of Directors believes that its current leadership structure, with Mr. Coates serving as Chairman and Chief Executive Officer, is appropriate because it provides a single, clear chain of command to execute the Company’s strategic initiatives and business plans. In addition, the Company believes Mr. Coates is better positioned to act as a bridge between management and the Board of Directors, facilitating the regular flow of information. The Company also believes that it is advantageous to have a Chairman with an extensive history with and knowledge of the Company (as is the case with the Company’s Chief Executive Officer) as compared to a relatively less informed independent Chairman.

ROLE OF THE BOARD OF DIRECTORS IN RISK OVERSIGHT

One of the Board of Director’s key functions is informed oversight of the Company’s risk management process. The Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly through the Board of Directors as a whole, as well as through various Board of Directors standing committees that address risks inherent in their respective areas of oversight. In particular, our Board of Directors is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

9.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors met nine times during 2015. All directors except Mr. Deeter attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees on which they served, held during the portion of the last year for which they were directors or committee members, respectively. Mr. Deeter was unable to attend three meetings of the Board of Directors because of scheduling conflicts.

As required under applicable NYSE listing standards, the Company’s non-management directors meet in regularly scheduled executive sessions at which only non-management directors are present. The Chairs of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee alternate presiding over the executive sessions. Because we were not subject to the NYSE listing standards until our initial public offering in November 2015 and did not hold any Board meetings in 2015 after such offering, we did not hold any executive sessions in 2015.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has several committees, including an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for 2015 for each such committees:

Name	Audit		Compensation		Nominating and Corporate Governance
Joshua L. Coates
Steven A. Collins	X	*	X
William M. Conroy			X	*	X
Byron B. Deeter					X	*
E. Nicholaus Efstratis
Ellen Levy					X
Adam D. Marcus
Lloyd G. Waterhouse	X		X
Brian C. Whitmer
Total meetings in 2015	3		3		0

*	Committee Chairperson

Below is a description of each committee of the Board of Directors.

Audit Committee

The Audit Committee of the Board of Directors was established by the Board of Directors in accordance with Section 3(a)(58)(A) of the Exchange Act, to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. The primary purpose of the Audit Committee is to discharge the responsibilities of our Board of Directors with respect to our accounting, financial and other reporting and internal control practices and to oversee our independent registered accounting firm. Specific responsibilities of our Audit Committee include:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helping to ensure the independence and performance of the independent registered public accounting firm;

•	discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

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•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing our policies on risk assessment and risk management;

•	reviewing related party transactions;

•	obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes our internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

•	approving (or, as permitted, pre-approving) all audit and all permissible non-audit service to be performed by the independent registered public accounting firm.

Our Audit Committee consists of Messrs. Collins and Waterhouse, each of whom satisfies the independence requirements under the NYSE listing standards and Rule 10A-3(b)(1) of the Exchange Act. The chairman of our Audit Committee is Mr. Collins. Our Board of Directors has determined that Mr. Collins is an “audit committee financial expert” within the meaning of SEC regulations. Our Board of Directors has also determined that each member of our Audit Committee has the requisite financial expertise required under the applicable requirements of the NYSE. In arriving at this determination, the Board of Directors has examined each Audit Committee member’s scope of experience and the nature of their employment in the corporate finance sector.

The Audit Committee met three times during 2015. The Board of Directors has adopted a written Audit Committee charter that is available to stockholders on the Company’s website at https://ir.instructure.com/investors/governance/default.aspx.

Compensation Committee

The Compensation Committee of the Board of Directors acts on behalf of the Board of Directors to review, adopt and oversee the Company’s compensation strategy, policies, plans and programs, including:

•	reviewing and approving, or recommending that our Board of Directors approve, the compensation of our executive officers;

•	reviewing and recommending to our Board of Directors the compensation of our directors;

•	reviewing and approving, or recommending that our Board of Directors approve, the terms of compensatory arrangements with our executive officers;

•	administering our stock and equity incentive plans;

•	selecting independent compensation consultants and assessing whether there are any conflicts of interest with any of the committee’s compensation advisors;

•	reviewing and approving, or recommending that our Board of Directors approve, incentive compensation and equity plans, severance agreements, change-of-control protections and any other compensatory arrangements for our executive officers and other senior management, as appropriate;

•	reviewing and establishing general policies relating to compensation and benefits of our employees; and

•	reviewing our overall compensation philosophy.

In addition, once the Company ceases to be an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, the Compensation Committee will review with management the Company’s Compensation Discussion and Analysis and consider whether to recommend that it be included in proxy statements and other filings.

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The Compensation Committee consists of Messrs. Collins, Conroy and Waterhouse. All members of the Company’s Compensation Committee are independent as independence is currently defined in NYSE Listed Company Manual Section 303A.02 as applied to compensation committee members. In addition, our Board of Directors has determined each of Messrs. Collins and Waterhouse to be independent under the rules and regulations of the SEC, a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code.

The Compensation Committee met three times during 2015. The Board of Directors has adopted a written Compensation Committee charter that is available to stockholders on the Company’s website at https://ir.instructure.com/investors/governance/default.aspx.

Compensation Committee Processes and Procedures

The Compensation Committee intends to meet at least two times annually and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with management. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and NYSE, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

During 2015, our Board of Directors engaged Compensia as compensation consultants to evaluate long and short-term executive compensation, director compensation and executive severance plans. Compensia reviewed our executive officer and director compensation relative to our industry and against survey data available to Compensia. Based on these recommendations and other data, we adopted a non-employee director compensation policy and approved a change of control and severance agreement for our executive officers. Our non-employee director compensation policy is described under “Director Compensation” below and our change in control and severance agreements is described under “Change in Control and Severance Agreements” below. In addition, following our initial public offering, our Compensation Committee requested that Compensia update the previously provided executive cash compensation to provide updated market base salary levels. Our Compensation Committee considered the information provided by Compensia in approving base salary increases for certain of our executive officers and setting bonus target compensation in January 2016.

Compensation Committee Interlocks and Insider Participation

As noted above, the Company’s Compensation Committee consists of Messrs. Collins, Conroy and Waterhouse. None of the members of the Compensation Committee is currently or has been at any time one of our officers or

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employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors oversees our corporate governance function. The primary functions of this committee include:

•	identifying, evaluating and selecting, or recommending that our Board of Directors approve, nominees for election to our Board of Directors;

•	evaluating the performance of our Board of Directors and of individual directors;

•	reviewing developments in corporate governance practices;

•	evaluating the adequacy of our corporate governance practices and reporting;

•	reviewing management succession plans; and

•	developing and making recommendations to our Board of Directors regarding corporate governance guidelines and matters.

The Nominating and Corporate Governance Committee consists of Messrs. Conroy and Deeter and Dr. Levy. All members of the Nominating and Corporate Governance Committee are independent as independence is currently defined in NYSE Listed Company Manual Section 303A.02.

The Nominating and Corporate Governance Committee did not meet during 2015. The Board of Directors has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on the Company’s website and https://ir.instructure.com/investors/governance/default.aspx.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board of Directors, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of the Board of Directors and the Company, to maintain a balance of knowledge, experience and capability.

The Nominating and Corporate Governance Committee reviews each directors’ overall service to the Company during his or her term, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. The Committee also takes into account any results of the Board of Director’s self-evaluation, which we intend to conduct annually. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NYSE purposes, which determination is based upon applicable NYSE listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications

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of possible candidates after considering the function and needs of the Board of Directors. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board of Directors.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 6330 South 3000 East, Suite 700 Salt Lake City, UT 84121. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of the Company’s stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Historically, the Company has not provided a formal process related to stockholder communications with the Board of Directors. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board of Directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. The Company believes its responsiveness to stockholder communications to the Board of Directors has been excellent. Nevertheless, the Nominating and Corporate Governance Committee will continue to give full consideration to the adoption of a formal process for stockholder communications with the Board of Directors and, if adopted, publish it promptly and post it to the Company’s website.

CODE OF ETHICS

The Company has adopted the Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on the Company’s website at https://ir.instructure.com/investors/governance/default.aspx. If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

CORPORATE GOVERNANCE GUIDELINES

In August 2015, the Board of Directors documented the governance practices followed by the Company by adopting Corporate Governance Guidelines to assure that the Board of Directors will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The guidelines are also intended to align the interests of directors and management with those of the Company’s stockholders. The Corporate Governance Guidelines set forth the practices the Board of Directors intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines may be viewed at https://ir.instructure.com/investors/governance/default.aspx.

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PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016, and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since 2012. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board of Directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board of Directors in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table represents aggregate fees billed to the Company for 2015 and 2014, by Ernst & Young LLP, the Company’s principal accountant.

	2015	2014
Audit Fees(1)	$1,663,369	$251,728
Tax Fees(2)	—	26,984
All Other Fees(3)	1,995	1,995

Total Fees	$1,665,364	$280,707

(1)	Includes the aggregate fees related to the audits of our annual consolidated financial statements and the reviews of our interim financial statements, services rendered in connection with the filing of our registration statements, including our Registration Statement on Form S-1 related to our initial public offering, and the issuance of comfort letters and consents.
(2)	Includes fees for Ernst & Young LLP’s review of tax related items such as transfer pricing, 382 analysis and international entity structure.
(3)	Includes fee for subscription to Ernst & Young LLP’s accounting research tool.

All fees described above were pre-approved by the Audit Committee.

In connection with the audit of the 2015 financial statements, the Company entered into an engagement agreement with Ernst & Young LLP that sets forth the terms by which Ernst & Young LLP will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

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PRE-APPROVAL POLICIES AND PROCEDURES

The Charter of the Audit Committee provides for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, Ernst & Young LLP. The Audit Committee generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL NO. 2.

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Report of the Audit Committee of the Board of Directors(1)

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2015 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, regarding the auditor’s independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

Mr. Steven A. Collins (chairman)

Mr. Lloyd G. Waterhouse

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

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SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of February 29, 2016 by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

•	each of our named executive officers

•	each of our directors; and

•	all of our executive officers and directors as a group.

We have based our calculation of beneficial ownership on 27,393,278 shares of common stock outstanding on February 29, 2016. This table is based upon information supplied by officers, directors and principal stockholders, filings filed with the SEC pursuant to Section 16 of the Exchange Act and Schedules 13D and 13G filed with the SEC. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of common stock issuable under options or warrants that are exercisable within 60 days after February 29, 2016 are deemed beneficially owned and such shares are used in computing the percentage ownership of the person holding the options or warrants, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares.

Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and dispositive power with respect to their shares of common stock, except to the extent authority is shared by spouses under community property laws. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Instructure, Inc., 6330 South 3000 East, Suite 700, Salt Lake City, UT 84121.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Greater than 5% stockholders
Entities affiliated with OpenView Venture Partners(1)	4,953,126	18.1%
Entities affiliated with Epic Ventures(2)	4,825,076	17.6
Entities affiliated with Bessemer Venture Partners(3)	2,720,669	9.9
Entities affiliated with Insight Venture Partners(4)	2,595,952	9.5
Directors and Named Executive Officers
Joshua L. Coates(5)	2,803,474	10.2
Steven B. Kaminsky(6)	288,285	1.1
Matthew A. Kaminer(7)	44,166	*
Steven A. Collins(8)	57,023	*
William M. Conroy(9)	141,460	*
Byron B. Deeter(3)	2,720,669	9.9
E. Nicholaus Efstratis(2)(10)	4,864,225	17.8
Ellen Levy(11)	4,687	*
Adam D. Marcus(1)	4,953,126	18.1
Lloyd G. Waterhouse(12)	18,750	*
Brian C. Whitmer(13)	1,242,748	4.5
All current executive officers and directors as a group (12 persons)(14)	17,308,195	62.5

*	Represents beneficial ownership of less than one percent

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(1)	Includes (a) 116,312 shares held by OpenView Affiliates Fund II, L.P., (b) 175,251 shares held by OpenView Affiliates Fund, L.P., (c) 2,360,251 shares held by OpenView Venture Partners II, L.P. and (d) 2,301,312 shares held by OpenView Venture Partners, L.P. OpenView Management, LLC, the general partner of OpenView Affiliates Fund II, L.P., OpenView Affiliates Fund, L.P., OpenView Venture Partners II, L.P. and OpenView Venture Partners, L.P., has sole voting and investment power with respect to the shares held by these entities. The managing member of OpenView Management, LLC is Scott Maxwell. Mr. Marcus, a member of our Board of Directors, is a managing partner at OpenView Venture Partners. The address for each of these entities is 303 Congress Street, 7th Floor, Boston, MA 02210.
(2)	Includes (a) 572,806 shares held by Epic Expansion Capital Annex, LLC, (b) 374,999 shares held by Epic Expansion Capital, LLC, (c) 2,672,811 shares held by Epic Venture Fund IV, LLC and (d) 1,204,460 shares held by Zions SBIC LLC. EPIC Management Partners, LLC is the manager of Epic Expansion Capital Annex, LLC. E. Nicholaus Efstratis and Kent Madsen have shared voting and investment power with respect to the shares held by Epic Expansion Capital Annex, LLC, Epic Expansion Capital, LLC, Epic Venture Fund IV, LLC and Zions SBIC LLC. Mr. Efstratis, a member of our Board of Directors, is a managing director at Epic Ventures. The address for each of these entities is One South Main Street, 8th Floor Salt Lake City, UT 84111.
(3)	Includes (a) 1,485,487 shares held by Bessemer Venture Partners VIII Institutional L.P. (“Bessemer Institutional”) and (b) 1,235,182 shares held by Bessemer Venture Partners VIII L.P. (“Bessemer VIII” and together with Bessemer Institutional, the “Bessemer Entities”). Deer VIII & Co. L.P. is the sole general partner of each of the Bessemer Entities, and Deer VIII & Co. Ltd. is the general partner of Deer VIII & Co. L.P. Each of Deer VIII & Co. L.P. and Deer VIII & Co. Ltd. may be deemed to have voting and dispositive power over the shares held by the Bessemer Entities. Robert M. Stavis, J. Edmund Colloton, David J. Cowan, Byron B. Deeter, a member of our Board of Directors, Robert P. Goodman and Jeremy S. Levine are the directors of Deer VIII & Co. Ltd. and voting decisions with respect to shares held by the Bessemer Entities are made by the directors of Deer VIII & Co. Ltd. acting as an investment committee. No stockholder, partner, director, officer, manager, member or employee of Deer VIII & Co. L.P. or Deer VIII & Co. Ltd. has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of any shares held by the Bessemer Entities. The address for the Bessemer Entities is c/o Bessemer Venture Partners 1865 Palmer Avenue, Suite 104, Larchmont, NY 10538.
(4)	Includes (a) 805,433 shares held by Insight Venture Partners VIII, L.P., (b) 208,341 shares held by Insight Venture Partners (Cayman) VIII, L.P., (c) 28,743 shares held by Insight Venture Partners (Co-Investors) VIII, L.P., (d) 255,458 shares held by Insight Venture Partners (Delaware) VIII, L.P., (e) 753,005 shares held by Insight Venture Partners Coinvestment Fund III, L.P. and (f) 544,972 shares held by Insight Venture Partners Coinvestment Fund (Delaware) III, L.P. Insight Holdings Group, LLC (“Holdings”) is the sole shareholder of Insight Venture Associates VIII, Ltd. (“IVA Ltd”) and Insight Venture Associates Coinvestment III, LTD (“IVA Coinvestment LTD”). IVA Ltd is the general partner of Insight Venture Associates VIII, L.P. (“IVP LP”), which is the general partner of Insight Venture Partners VIII, L.P., Insight Venture Partners (Cayman) VIII L.P., Insight Venture Partners (Delaware) VIII, L.P. and Insight Venture Partners VIII (Co-Investors), L.P. IVA Coinvestment LTD is the general partner of Insight Venture Associates Coinvestment III, L.P. (“IVA Coinvestment LP”), which is the general partner of Insight Venture Partners Coinvestment Fund (Delaware) III, L.P. and Insight Venture Partners Coinvestment Fund III, L.P. Each of Jeffrey Horing, Deven Parekh, Peter Sobiloff, Michael Triplett and Jeffrey Lieberman is a member of the board of managers of Holdings. Because Messrs. Horing, Parekh, Sobiloff, Triplett and Lieberman are members of the board of managers of Holdings, Holdings is the sole shareholder of IVA Ltd and IVA Coinvestment LTD, Messrs. Horing, Parekh, Sobiloff, Triplett and Lieberman have voting and dispositive power over the shares held by these entities. The principal business address of the entities affiliated with Insight Venture Management, LLC is c/o Insight Venture Partners, 1114 Avenue of the Americas 36th Floor, New York, NY 10036.
(5)	Includes (a) 2,664,474 shares held by Grizzly Peak, LLC, with respect to which Joshua L. Coates holds sole voting and investment power, (b) 95,250 shares held by The Joshua and CeliAnne Coates Trust, with respect to which Joshua L. Coates holds shared voting and investment power and (c) 43,750 shares held by The Coates Equity Trust, with respect to which Joshua L. Coates holds shared voting and investment power.

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(6)	Includes (a) 258,943 shares, of which 15,208 shares are subject to a right of repurchase, and (b) 29,342 shares issuable pursuant to stock options exercisable within 60 days of February 29, 2016.
(7)	Includes (a) 12,500 shares held by Mr. Kaminer, with respect to which Mr. Kaminer holds sole voting and investment power, and (b) 31,666 shares issuable pursuant to stock options exercisable within 60 days of February 29, 2016.
(8)	Represents 57,023 shares issuable pursuant to stock options exercisable within 60 days of February 29, 2016.
(9)	Includes (a) 119,169 shares held by Conroy Investments, LLC, with respect to which Mr. Conroy holds sole voting and investment power, (b) 15,625 shares held by Mr. Conroy and (c) 6,666 shares issuable pursuant to stock options exercisable within 60 days of February 29, 2016.
(10)	Includes 39,149 shares held by NKE Investments, LLC. Mr. Efstratis has voting and dispositive power over the shares held by this entity. In addition, Mr. Efstratis is a managing director at Epic Ventures. Please see footnote (2).
(11)	Represents 4,686 shares held by Dr. Levy, with respect to which Dr. Levy holds sole voting and investment power.
(12)	Represents 18,750 shares held by Mr. Waterhouse, with respect to which Mr. Waterhouse holds sole voting and investment power.
(13)	Includes (a) 709,415 shares held by The Brian and Paula Whitmer Revocable Trust dated April 10, 2014 and (b) 533,333 shares held by Whitmer Family Enterprises, LLC, with respect to all of which Mr. Whitmer holds sole voting and investment power.
(14)	Includes (a) 17,033,499 shares held by our directors, executive officers and affiliated entities and (b) 274,696 shares issuable pursuant to stock options exercisable within 60 days of February 29, 2016.

20.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 2015, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that a Form 3 reporting initial beneficial ownership of persons and entities affiliated with Epic Ventures was filed one day late on November 13, 2015.

21.

EXECUTIVE OFFICERS

The following table sets forth certain information with respect to our executive officers and key employees as of March 31, 2016. Biographical information with regard to Mr. Coates is presented under “Proposal No. 1—Election of Directors” in this proxy statement.

Name	Age	Position(s)
Executive Officers
Steven B. Kaminsky	56	Chief Financial Officer
Marc T. Maloy	42	Executive Vice President Worldwide Sales
Matthew A. Kaminer	42	Senior Vice President, General Counsel and Secretary
Key Employees
S. David Burggraaf	48	Senior Vice President Engineering
Misty D. Frost	45	Senior Vice President Marketing
Mitchell E. Macfarlane	40	Senior Vice President Product and Customer Experience
Jeff E. Weber	49	Senior Vice President People and Places
Zachary S. Wily	39	Chief Architect

Executive Officers

Steven B. Kaminsky has served as our Chief Financial Officer since May 2012. From March 2008 to May 2012, Mr. Kaminsky served as Chief Financial Officer at Radisphere National Radiology Group, Inc., a provider of standards-based radiology delivery solutions for health systems. Beginning in 2005, he served as Chief Financial Officer at Plan Data Management, a healthcare technology company, which was acquired by TriZetto Group, Inc., a healthcare technology company, in 2006, after which Mr. Kaminsky served as Vice President of Finance and Internal Audit until 2008. From 2002 to 2005, Mr. Kaminsky served as Chief Financial Officer at ReefEdge, Inc., a software company. Prior to 2002, he held positions at McDonalds Corporation and Ernst & Young LLP. Mr. Kaminsky holds a B.S. in accounting from University of Illinois at Urbana-Champagne, an M.B.A. from University of California, Los Angeles and is a Certified Public Accountant (inactive).

Marc T. Maloy has served as our Executive Vice President Worldwide Sales since September 2014 and previously served as our Senior Vice President Sales since April 2013. From 2001 to 2013, Mr. Maloy served in various roles at HireRight, Inc., a background checking company, most recently as Senior Vice President of Worldwide Sales from 2009 to April 2013. From 1998 to 2001, he served as Director of Operations at Certico Verification Services, LLC, a pre-employment background screening company. Mr. Maloy holds a B.S. in human resources and operations management from the Kelley School at Indiana University.

Matthew A. Kaminer has served as our Senior Vice President, General Counsel and Secretary since May 2015. From July 2013 to May 2015, Mr. Kaminer served as General Counsel and Secretary of Collective Inc., a video and mobile advertising company. From June 2011 to July 2013, he served as General Counsel and Secretary of Epocrates, Inc., a healthcare information company. From March 2010 to June 2011, Mr. Kaminer served as General Counsel for MediMedia USA, Inc., a provider of specialty healthcare communications, publishing and medical education. From 2004 to 2009, Mr. Kaminer served as Assistant General Counsel and Chief Privacy Officer at WebMD Health Corp., a medical information company. Mr. Kaminer holds a B.S. in computer science from Pennsylvania State University and a J.D. from George Washington University.

Key Employees

S. David Burggraaf has served as our Senior Vice President Engineering since March 2014. From 2010 to 2014, Mr. Burggraaf served as Senior Vice President Product Engineering at FamilySearch Organization, a nonprofit family history organization. From 2006 to 2010, he served as Vice President Engineering at The Church of Jesus Christ of Latter-day Saints. From 1994 to 2006, Mr. Burggraaf served in various roles at Microsoft Corporation.

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Misty D. Frost has served as our Senior Vice President Marketing since April 2012. From 2004 to 2012, Ms. Frost served in various roles at Datamark, Inc., a provider of enrollment marketing services to the higher education market, including Director of Product Development, Director of Interactive Operations and serving most recently as Vice President Delivery Services. Prior to 2004, she served in various marketing roles at Critical Mass Inc., a design agency, Sumus Interactive, Inc., a communications firm, and Dahlin Smith White, Inc., an advertising firm. Ms. Frost holds a B.S. in anthropology from the University of Utah.

Mitchell E. Macfarlane has served as our Senior Vice President Product and Customer Experience since February 2016 and has served in various other leadership positions since joining us in May 2011. From May 2010 to May 2011, Mr. Macfarlane served as Principal Program Manager at VMware, Inc., a provider of virtualization and cloud infrastructure solutions. From 2006 to 2010, he served as Senior Enterprise Project Manager at InfoTrax Systems, LLC, a provider of backend operations systems. Prior to 2006, Mr. Macfarlane served in various roles at General Electric Company, Nu Skin Enterprises, Inc., a direct selling company, and Big Planet Inc., a multi-level marketing company selling internet services. Mr. Macfarlane holds a B.S. in sociology and an M.B.A. from Brigham Young University.

Jeff E. Weber has served as our Senior Vice President People and Places since May 2013. From August 1999 to April 2013, Mr. Weber served in various roles at ancestry.com, an online family history company, most recently as Senior Vice President People and Places from March 2012 to April 2013. From 1996 to 1999, he served as Director Human Resource Outsourcing at The Russell Group, LLC, a human resources outsourcing firm. From 1993 to 1996, Mr. Weber served as a Human Resource Generalist at Shell Oil Company. Mr. Weber holds a B.S. in business and an M.B.A. with an emphasis in organizational behavior from Brigham Young University.

Zachary S. Wily has served as our Chief Architect since March 2014 and served as our Vice President Engineering from May 2011 to March 2014 and our Director, Engineering from February 2010 to May 2011. From 2005 to 2010, Mr. Wily served in various roles at Mozy and EMC.

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EXECUTIVE COMPENSATION

Our named executive officers, consisting of our principal executive officer and the next two most highly compensated executive officers, as of December 31, 2015, were:

•	Joshua L. Coates, our Chief Executive Officer;

•	Steven B. Kaminsky, our Chief Financial Officer; and

•	Matthew A. Kaminer, our Senior Vice President, General Counsel and Secretary.

2015 Summary Compensation Table

The following table presents all of the compensation awarded to or earned by our named executive officers for the years ended December 31, 2015 and December 31, 2014.

Name and Principal Position	Year	Salary	Bonus		Non-Equity Incentive Plan Compensation		Option Awards(1)	All Other Compensation		Total
Joshua L. Coates	2015	$1	$—		$—		$—	$3	(2)	$4
Chief Executive Officer	2014	1	—		—		—	—		1

Steven B. Kaminsky	2015	240,383	10,000	(3)	70,440	(4)	417,039	1,319	(5)	739,181
Chief Financial Officer	2014	214,346	—		49,950		—	1,059		265,355

Matthew A. Kaminer(6)	2015	187,452	10,000	(3)	46,139	(4)	898,953	72	(2)	1,142,616
Senior Vice President, General Counsel and Secretary

(1)	The amounts in this column reflect the aggregate grant date fair value of each option award granted during the year, computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015.
(2)	Includes the value of company paid premiums for life insurance.
(3)	Represents a discretionary bonus related to such named executive officer’s work in connection with our initial public offering.
(4)	Represent amounts earned in 2015, which were paid during 2016, under our executive bonus plan based on the achievement of company and individual performance goals. Our 2015 company goals related to business and financial performance and customer growth and happiness. The 2015 annual performance bonuses for each eligible named executive officers based on company performance (80%) and individual performance (20%), which we determined was appropriate in order to reinforce the importance of integrated and collaborative leadership. For 2015, Mr. Coates waived his right to receive any payments under the executive bonus plan, our Board of Directors determined that each of Mr. Kaminsky and Mr. Kaminer were entitled to 97.7% of their respective target bonus.
(5)	Includes (a) the value of company paid premiums of $319 for life insurance and (b) $1,000 of safe-harbor matching contributions defined in our 401(k) plan.
(6)	Mr. Kaminer was not a named executive officer in 2014. Mr. Kaminer joined us in May 2015, and the amounts reflect a partial year of service.

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Outstanding Equity Awards as of December 31, 2015

The following table presents information regarding outstanding equity awards held by our named executive officers as of December 31, 2015.

			Option Awards						Stock Awards
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price Per Share(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested
Joshua L. Coates	—	—	—		—		$—	—	—		$—
Steven B. Kaminsky	—	5/21/2012	—		—		—	—	25,346	(2)(3)(4)	527,704	(5)
	5/31/2013	5/31/2013	29,342	(2)(3)	—		2.07	5/30/2023	—		—
	4/29/2015	5/01/2016	—		59,999	(2)(3)	11.25	4/28/2025	—		—
Matthew A. Kaminer	4/29/2015	4/27/2015	—		126,666	(2)(3)	11.25	4/28/2025	—		—

(1)	The exercise price per share reflects the fair market value per share of our common stock on the date of grant as determined by our Board of Directors.
(2)	All shares subject to the option are early exercisable, which are subject to our right to repurchase any unvested shares if the named executive officer ceases to provide continued services with us through the relevant vesting date. The shares are scheduled to vest over a four-year period as follows: 25% of the shares underlying the options vest on the one-year anniversary of the vesting commencement date and thereafter 1/48th of the shares vest each month, subject to continued service with us through each relevant vesting date.
(3)	Pursuant to the executive agreements between the named executive officer and us, the vesting of such named executive officer’s stock and option awards will accelerate under certain circumstances as described under “—Employment and Change in Control Arrangements.”
(4)	Shares acquired pursuant to an early exercise provision and subject to a right of repurchase, which lapses in accordance with the vesting schedule. See footnote (2).
(5)	This amount reflects the fair market value of our common stock of $20.82 per share, which was the closing price our of common stock on the NYSE on December 31, 2015.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the JOBS Act. As an emerging growth company we will be exempt from certain requirements related to executive compensation, including, but not limited to, the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of our Chief Executive Officer to the median of the annual total compensation of all of our employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Pension Benefits

Our named executive officers did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by Instructure during 2015.

Nonqualified Deferred Compensation

Our named executive officers did not participate in, or earn any benefits under, a non-qualified deferred compensation plan sponsored by Instructure during 2015.

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Employment and Change in Control Arrangements

We have offer letters with each of our named executive officers other than Mr. Coates. The offer letters generally provide for at-will employment and set forth the executive officer’s initial base salary, initial equity grant amount, and eligibility for employee benefits. In addition, each of our named executive officers has executed of our standard proprietary information and inventions agreement. The key terms of employment with our named executive officers are described below.

Offer Letters

Joshua L. Coates. We have no employment agreement or offer letter with Joshua L. Coates, our Chief Executive Officer, and we currently do not anticipate entering into one in the future. Mr. Coates’s current annual base salary is $1.00. Mr. Coates is an at-will employee and receives no benefits different from those available to all our full-time employees and receives no perquisites.

Steven B. Kaminsky. In April 2012, we extended an offer letter to Steven B. Kaminsky, our Chief Financial Officer. The offer letter has no specific term and constitutes an at-will employment arrangement. Mr. Kaminsky’s current annual base salary is $276,000 and his annual target bonus is 50% of his base salary. The offer letter provided Mr. Kaminsky with relocation support up to a maximum amount of $75,000 to assist with his relocation to the Company’s headquarters in Utah. In connection with his employment, Mr. Kaminsky was granted a stock option for 243,318 shares of common stock with an exercise price of $0.23 per share. In addition, pursuant to his offer letter, Mr. Kaminsky was eligible to receive an additional stock option grant if we completed a qualified financing by the one-year anniversary of Mr. Kaminsky’s start date. Accordingly, in connection with the sale and issuance of our Series D preferred stock, we granted Mr. Kaminsky a stock option for 29,342 shares of common stock with an exercise price of $2.07 per share. The shares underlying the option vest as to 25% on the one-year anniversary of the vesting commencement date and 1/48th of the shares vest each month thereafter, subject to Mr. Kaminsky’s continued service with us through each relevant vesting date. In April 2015, Mr. Kaminsky was granted an option to purchase 59,999 shares of common stock with an exercise price of $11.25 per share. The shares underlying the option vest in 12 equal monthly installments commencing on May 1, 2016, subject to Mr. Kaminsky’s continued service with us through each relevant vesting date.

Matthew A. Kaminer. In April 2015, we extended an offer letter to Matthew A. Kaminer, our Senior Vice President, General Counsel and Secretary. The offer letter has no specific term and constitutes an at-will employment arrangement. Mr. Kaminer received a $30,000 signing bonus, which he would be required to repay to us if he resigns prior to the twelve month anniversary of his employment with us, at the rate of 1/12th of the signing bonus for each month remaining in the twelve month period. Mr. Kaminer’s current annual base salary is $248,000 and his annual target bonus is 35% of his base salary. In connection with his employment, Mr. Kaminer was granted a stock option for 126,666 shares of common stock with an exercise price of $11.25 per share. The shares underlying the option vest as to 25% on the one-year anniversary of the vesting commencement date and 1/48th of the shares vest each month thereafter, subject to Mr. Kaminer’s continued service with us through each relevant vesting date.

Change in Control and Severance Agreements

In August 2015, we entered into executive agreements with each of our executive officers and certain other employees. The agreement with each executive officer provides that if such officer is terminated for any reason other than cause, death or disability or the officer voluntarily resigns for good reason, such officer would be entitled to receive the following severance benefits:

•	a payment equal to six months of such officer’s then-current base salary, paid over the six month period following such officer’s separation from service;

•	reimbursement of COBRA premiums for such officer and his or her eligible dependents, if any, for a period of up to six months; and

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•	a lump sum payment equal to 80% of such officer’s annual target bonus, pro-rated based on the number of full months of service in the year in which the separation of service occurs.

In addition, these agreements provide that if such officer is terminated for any reason other than cause, death or disability or if the officer voluntarily resigns for good reason within three months prior to (and contingent upon the consummation of the change in control) or 12 months after a change in control, such officer would be entitled to receive the following severance benefits:

•	a payment equal to nine months of such officer’s then-current base salary, paid over the nine month period following such officer’s separation from service;

•	reimbursement of COBRA premiums for such officer and his or her eligible dependents, if any, for a period of up to nine months;

•	a lump sum payment equal to 80% of such officer’s annual target bonus, pro-rated based on the number of full months of service in the year in which the separation of service occurs, provided that the effective date of termination is on or after March 31 of the year of termination; and

•	100% acceleration of vesting of all then-unvested equity awards held by such officer.

Payment of any severance benefits is conditioned on the executive officer’s timely execution of a general release of claims in our favor.

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DIRECTOR COMPENSATION

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

In June 2015, our Board of Directors adopted a non-employee director compensation policy, pursuant to which our non-employee directors are eligible to receive compensation for service on our Board of Directors and committees of our Board of Directors.

Cash Compensation

Pursuant to our non-employee director compensation policy, each non-employee director receives an annual cash retainer of $30,000 for serving on our Board of Directors. The chairperson and members of the three standing committees of our Board of Directors are entitled to the following additional annual cash retainers:

Committee	Chairperson Fee	Member Fee
Audit Committee	$20,000	$7,500
Compensation Committee	10,000	5,000
Nominating and Corporate Governance Committee	7,500	3,500

All annual cash compensation amounts are payable in equal quarterly installments in arrears, on the last day of each fiscal quarter for which the service occurred, pro-rated based on the days served in the applicable fiscal quarter.

Each director may elect to receive his or her annual cash compensation in the form of restricted stock units, or RSUs. Such RSUs will be granted on the date of our annual stockholder meeting and will vest in full on the last market trading day immediately prior to the next annual stockholder meeting, subject to the director’s continued service through such vesting date.

Equity Compensation

Initial Grant. On the date of a non-employee director’s initial appointment to our Board of Directors, or if such date is not a market trading day, the first market trading day thereafter, such director will receive (1) a RSU with a value of $175,000, pro-rated based on the number of days that have elapsed as of the date of appointment since our last annual meeting of stockholders (or if an annual meeting has not yet been held, the date of our initial public offering), or the Pro-rated Portion, plus (2) a RSU with a value of $175,000, or the Annual Portion. The value of the awards granted will be determined based on the fair market value per share of common stock on the applicable grant date. The Pro-rated Portion will vest in full on the last market trading day immediately prior to the next annual stockholder meeting following such director’s appointment, subject to the director’s continued service through such vesting date. The Annual Portion will vest on the last market trading day immediately prior to the second annual stockholder meeting following such director’s appointment. If a non-employee director is initially elected at an annual stockholder meeting, such director will receive a RSU with a value of $350,000. The award will vest as to 50% on the last market trading day immediately prior to our next annual stockholder meeting and 50% will vest on the last market trading day immediately prior to the second annual stockholder meeting following such election, subject, in each case, to the director’s continued service through such vesting date.

Biennial Grant. On the date of each annual stockholder meeting, each non-employee director who is continuing in office after the date of such meeting, and whose grant received in connection with our initial public offering, Initial Grant or most recent Biennial Grant, as applicable, has fully vested on the last market trading day immediately prior to the date of such annual stockholder meeting, will receive an RSU with a value of $350,000. The value of the awards granted will be determined based on the fair market value per share of common stock on the applicable grant date. The award will vest as to 50% on the last market trading day immediately prior to the

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next annual stockholder meeting and 50% will vest on the last market trading day immediately prior to the date of the following annual stockholder meeting, subject, in each case, to the director’s continued service through such vesting date.

Change in Control. All RSUs issued pursuant to the non-employee director compensation policy will vest in full upon a change in control or corporate transaction, each as defined in the 2015 Equity Incentive Plan, subject to the director’s continued service through the effective date of such transaction.

DIRECTOR COMPENSATION FOR 2015

The following table sets forth information regarding compensation earned by or paid to our non-employee directors during 2015. Mr. Coates did not receive any additional compensation for his service on our Board of Directors.

Name	Cash Compensation	Option Awards(1)(3)	Stock Awards(2)	Other Compensation		Total
Steven A. Collins	$6,875	$—	$—	$—		$6,875
William M. Conroy	5,438	46,547	262,496	40,000	(4)	354,476
Byron B. Deeter	4,688	—	262,496	—		267,184
E. Nicholaus Efstratis	3,750	—	—	—		3,750
Ellen Levy(5)	4,188	—	350,000	—		354,188
Adam D. Marcus(6)	—	—	—	—		—
Lloyd G. Waterhouse(5)	5,313	—	350,000	—		355,313
Brian C. Whitmer	3,750	—	—	—		3,750

(1)	The amounts in this column reflect the aggregate grant date fair value of each option award granted during the year, computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015.
(2)	The amounts in this column reflect the aggregate grant date fair value of each RSU granted during the year, computed in accordance with FASB ASC Topic 718. The grant date fair value of each RSU granted to certain non-employee directors on November 13, 2015 (the date of our initial public offering) was $16.00.
(3)	The table below lists the aggregate number of shares subject to outstanding option and stock awards held by each of our non-employee directors.

Name	Number of Shares Subject to Outstanding Options as of December 31, 2015	Number of Shares Underlying Restricted Stock Units as of December 31, 2015
Steven A. Collins	57,023	—
William M. Conroy	6,666	16,406
Byron B. Deeter	—	16,406
E. Nicholaus Efstratis	—	—
Ellen Levy	—	21,875
Adam D. Marcus	—	—
Lloyd G. Waterhouse	—	21,875
Brian C. Whitmer	—	—

(4)	Reflects compensation for advisory services paid to Mr. Conroy in 2015 pursuant to a consulting agreement we entered into with Mr. Conroy in February 2013.
(5)	Dr. Levy and Mr. Waterhouse joined our Board of Directors in August 2015.
(6)	Mr. Marcus has waived the right to receive any cash compensation for service on our Board of Directors.

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EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information about our equity compensation plans as of December 31, 2015. All outstanding awards relate to our common stock.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options and RSUs	(b) Weighted- Average Exercise Price of Outstanding Options(3)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)
Equity compensation plans approved by security holders:
2010 Equity Incentive Plan(1)	4,101,070	$6.58	—
2015 Equity Incentive Plan(2)(4)	195,793	N/A	1,804,207
2015 Employee Stock Purchase Plan(1)(4)	—	N/A	333,333
Equity compensation plans not approved by security holders:	—	N/A	—
Total	4,296,863	N/A	2,137,540

(1)	As of the date of our initial public offering, no further shares were available for issuance under our 2010 Equity Incentive Plan.
(2)	Consists of 195,793 shares of our common stock subject to RSU awards.
(3)	Excludes RSU awards because they have no exercise price.
(4)	Our 2015 Equity Incentive Plan includes provisions providing for an annual increase in the number of securities available for future issuance on the first day of each fiscal year, equal to the least of: (a) 4.5% of the outstanding shares of capital stock as of the last day of the immediately preceding fiscal year; and (b) such lesser amount as the Board of Directors may determine. Our 2015 Employee Stock Purchase Plan includes provisions providing for an annual increase in the number of securities available for future issuance on the first day of each fiscal year, equal to the least of: (a) 1% of the outstanding shares of common stock on the first day of such fiscal year; (b) 333,333 shares of common stock; and (c) such lesser amount as the Board of Directors may determine.

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TRANSACTIONS WITH RELATED PERSONS

Other than compensation arrangements for our directors and NEOs, which are described elsewhere in this proxy statement, below we describe transactions since January 1, 2015 to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

ISSUANCE OF SECURITIES

In February 2015, we issued 256,380 shares of our Series A preferred stock and 117,646 shares of our Series B preferred stock upon the exercise of outstanding warrants held by Joshua L. Coates, our Chief Executive Officer, at a per share exercise price of $0.39 and $1.28, respectively, for an aggregate purchase price of $250,000.

INVESTOR RIGHTS AGREEMENT

We are party to an amended and restated investor rights agreement with holders of our common stock, including entities affiliated with Insight Venture Partners, Bessemer Venture Partners, Epic Ventures, OpenView Venture Partners, and our Chief Executive Officer. Messrs. Deeter, Efstratis and Marcus, members of our Board of Directors, are affiliated with Bessemer Venture Partners, Epic Ventures and OpenView Venture Partners, respectively.

The registration of shares of our common stock pursuant to the exercise of registration rights would enable the holders to sell these shares without restriction under the Securities Act when the applicable registration statement is declared effective. We will pay the registration expenses, other than underwriting discounts and selling commissions, of the shares registered pursuant to the demand, piggyback and Form S-3 registrations.

INDEMNIFICATION AGREEMENTS

Our amended and restated certificate of incorporation contains provisions limiting the liability of directors, and our amended and restated bylaws provides that we will indemnify our directors and executive officers to the fullest extent permitted under Delaware law. In addition, we have entered into an indemnification agreement with each of our directors and executive officers, which requires us to indemnify them.

RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES

Our Board of Directors has adopted a formal written policy that our executive officers, directors, key employees, holders of more than 5% of any class of our voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, is not permitted to enter into a related-party transaction with us without the prior consent of our Audit Committee, or other independent body of our Board of Directors in the event it is inappropriate for our Audit Committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, our Audit Committee will consider the relevant facts and circumstances available and deemed relevant to our Audit Committee, including, but not limited to, whether the transaction will be on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related-party’s interest in the transaction.

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All of the transactions described in this section were entered into prior to the adoption of this policy. Although we have not had a written policy for the review and approval of transactions with related persons, our Board of Directors has historically reviewed and approved any transaction where a director or officer had a financial interest, including the transactions described above. Prior to approving such a transaction, the material facts as to a director’s or officer’s relationship or interest in the agreement or transaction were disclosed to our Board of Directors. Our Board of Directors took this information into account when evaluating the transaction and in determining whether such transaction was fair to us and in the best interest of all our stockholders.

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HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are Instructure stockholders may be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or Instructure. Direct your written request to Corporate Secretary, Instructure, Inc., 6330 South 3000 East, Suite 700, Salt Lake City, UT 84121 or contact Corporate Secretary, Instructure, Inc. at (800) 203-6755. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

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OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Matthew A. Kaminer

Senior Vice President, General Counsel and Secretary

April 8, 2016

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2015 is available without charge upon written request to: Corporate Secretary, Instructure, Inc., 6330 South 3000 East, Suite 700, Salt Lake City, UT 84121.

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Instructure, Inc.
Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 25, 2016.

Vote by Internet
• Go to www.investorvote.com/INST
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposal 2.

1.	Election of Directors:		For	Withhold					For	Withhold			For	Withhold
	01 -	Joshua L. Coates	☐	☐	02 -	Steven A. Collins			☐	☐	03 -	William M. Conroy	☐	☐

	04 -	Byron B. Deeter	☐	☐	05 -	Ellen Levy			☐	☐	06 -	Adam D. Marcus	☐	☐

	07 -	Lloyd G. Waterhouse	☐	☐

						For	Against	Abstain

2.	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2016					☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

02BLJC

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Instructure, Inc.

Notice of 2016 Annual Meeting of Stockholders

6330 South 3000 East

Suite 700

Salt Lake City, UT 84121

Proxy Solicited by Board of Directors for Annual Meeting — May 25, 2016

Joshua L. Coates, Matthew A. Kaminer, Steven B. Kaminsky, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Instructure, Inc. to be held on May 25, 2016 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the nominees in Proposal 1 and FOR Proposal 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)